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                    KAMAN CORPORATION AND SUBSIDIARIES
              EXHIBIT 11 - EARNINGS PER COMMON SHARE COMPUTATION
                    (In thousands except per share amounts)
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                                                  For the Three Months
                                                     Ended March 31,
                                                 --------------------
                                                    1999        1998
                                                    ----        ----
Basic:

  Net earnings                                   $  7,273    $  6,976
                                                 ========    ========
  Weighted average number of common
    shares outstanding                             23,652      22,528
                                                 ========    ========

Net earnings per common share - basic            $    .31    $    .31
                                                 ========    ========

Diluted:

  Net earnings                                   $  7,273    $  6,976

  Elimination of interest expense on 6%
    subordinated convertible debentures
    (net after taxes)                                 267         276
                                                 --------    --------
  Net earnings (as adjusted)                     $  7,540    $  7,252
                                                 ========    ========
  Weighted average number of common shares
    outstanding                                    23,652      22,528

  Weighted average shares issuable on conversion
    of 6% subordinated convertible debentures       1,265       1,336

  Weighted average shares issuable on conversion
    of Series 2 preferred stock                         -       1,129

  Weighted average shares issuable on exercise
    of diluted stock options                          145         280
                                                 --------    --------

    Total                                          25,062      25,273
                                                 ========    ========

 Net earnings per common share - diluted         $    .30    $    .29
                                                 ========    ========

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